Exhibit 99.1

This exchange offer (the “Offer”) is being made for the ordinary shares of Magic Software Enterprises Ltd. (the “Issuer”) by Matrix IT Ltd. (the “Offeror”), each of which is a company incorporated in Israel. The Offer and information distributed in connection with the Offer are subject to disclosure requirements of Israel that are different from those of the United States. Financial statements and financial information included in the document, if any, have been prepared in accordance with International Financial Reporting Standards (IFRS Accounting Standards) that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws in respect of the Offer, since the Issuer and the Offeror are located in Israel, and some or all of their officers and directors may be residents of Israel or other countries outside the U.S. You may not be able to sue a company incorporated outside the U.S. or its officers or directors in a non-U.S. court for violations of U.S. securities laws. It may be difficult to compel a company incorporated outside the U.S. and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Matrix IT Ltd.

(the “Company”)

 February 18, 2026

To Tel Aviv Stock Exchange Ltd. http:/www.maya.tase.co.il	To Israel Security Authority www.magna.gov.il

RE: Notice Regarding the Shares Exchange Ratio in the Merger Transaction with Magic Software Enterprises Ltd., the Expected Date for Receipt of the Merger Certificate and Completion of the Transaction

Further to the Company’s prior reports1 regarding its engagement in a reverse triangular merger transaction pursuant to a merger agreement dated November 3, 2025, among the Company, Magic Software Enterprises Ltd.2 ("Magic") and Magitrix Ltd.3 (the "Merger Transaction" and the "Merger Agreement"), the Company is pleased to update as follows:

1.	Expected Date for Receipt of the Merger Certificate and Completion of the Merger Transaction

Following discussions held by the Company with a representative of the Israeli Registrar of Companies, the Company hereby updates that the merger certificate from the Registrar of Companies in connection with the Merger Transaction (the "Merger Certificate") is expected to be received on Tuesday, February 24, 2026. Upon receipt of the Merger Certificate, all conditions precedent to the completion of the Merger Transaction will have been satisfied.

Pursuant to Section 3.2 of the Shelf Offering Report, upon receipt of the Merger Certificate, the Company will publish an immediate report announcing its receipt, as well as the record date for the entitlement of Magic’s shareholders to the Merger Consideration Shares (as defined below) and the date of completion of the Merger Transaction.

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1 The Company’s notice of a special general meeting dated November 3, 2025 (Reference No.: 2025-01-083233) (the "Shareholders Meeting Notice"); the Company’s shelf offering report dated December 3, 2025 (Reference No.: 2025-01-096297) (the "Shelf Offering Report"); and the Company’s immediate report dated February 5, 2026 (Reference No.: 2026-01-012685).

2 A public company whose shares are traded on Nasdaq and on the Tel Aviv Stock Exchange, and whose controlling shareholder is Formula Systems (1985) Ltd.

3 A private company incorporated in Israel, wholly owned by the Company, formed for the purpose of the merger and having no operations.

2.	Shares Exchange Ratio in the Merger Transaction

Pursuant to the terms of the Merger Agreement, immediately following the completion of the Merger Transaction, the shareholders of Magic, as of the record date for entitlement to the merger consideration shares (as such term is defined in Section 3.2 of the Shelf Offering Report) (the "Eligible Magic Shareholders"), will hold 31.125% of the Company’s Issued and Paid-Up Share Capital on a Fully Diluted Basis (the "Merger Consideration Shares"), and the shareholders who held shares of the Company immediately prior to the completion of the Merger Transaction will hold 68.875% of the Company’s Issued and Paid-Up Share Capital on a Fully Diluted Basis. For this purpose, the "Company’s Issued and Paid-Up Share Capital on a Fully Diluted Basis" shall have the meaning ascribed to such term in the Merger Agreement.4

Accordingly, on the date of completion of the Merger Transaction, 28,861,563 ordinary shares of the Company, par value NIS 1.00 each, will be allotted to the Eligible Magic Shareholders (approximately 0.5878202 Company share for each Magic share).5

The information set forth in this immediate report regarding the expected date of receipt of the Merger Certificate and completion of the Merger Transaction constitutes forward-looking information, as defined in the Israeli Securities Law, 5728-1968, the realization of which is uncertain and depends on various factors, some of which are beyond the Company’s control.

Respectfully,

Matrix IT Ltd.

By: Nevo Brenner, CFO

Adv. Yifat Givol, Head of Legal Department and Company's Secretary

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4 See Section 1 of the Shelf Offering Report.

5 See footnote 3 to the Shareholders Meeting Notice.